Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the incorporation by reference in the Registration Statement (Form F-3) of Jumia Technologies AG and the related Prospectus of our report dated April 3, 2020 (except Notes 28 and 32, as to which the date is July 8, 2020), with respect to the financial statements of Jumia Technologies AG included in its Annual Report (Form 20-F/A) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Ernst & Young

Société anonyme

Cabinet de révision agréé

Luxembourg

July 22, 2020